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                                                                   EXHIBIT 10.11

                                 PROMISSORY NOTE

$29,755.00                                                         APRIL 1, 2002
                                                             LITTLETON, COLORADO

         For consideration received, AspenBio, Inc., a Colorado corporation ("Maker") promises to pay to the order of Roger D. Hurst ("Holder") in accordance with the provisions set forth below, the principal sum of TWENTY NINE THOUSAND SEVEN HUNDRED AND FIFTY FIVE DOLLARS ($29,755.00), together with interest thereon at the rate of eight percent (8%) per annum.

         Maker shall make one payment of all principal and interest outstanding under this note on April 30, 2005. All amounts due pursuant to this Note shall be paid in cash or other immediately available funds to Holder in care of Maker at 8100 Southpark Way, Unit B-1, Littleton, Colorado 80120, or at such other address as may have been fixed by reasonable notice to Maker. Maker may prepay the principal amount outstanding in whole or in part at any time without penalty or premium. Any partial prepayment shall not postpone the due date of any subsequent installment unless the Holder shall otherwise agree in writing.

         The loan represented by this Note is solely for commercial and business purposes, and is not made in connection with a consumer transaction. The loan represented by this Note is not for personal, family, agricultural or household purposes. The loan represented by this Note is not a consumer loan within the meaning of the Uniform Consumer Credit Code ("UCCC") and accordingly the UCCC shall not apply to this Note.

         This Note shall be in default if Maker fails to cure, within twenty
(20) days of receipt of written notice from Holder of default, its failure to make payment of principal or interest due under this Note when the same becomes due and payable. From and after the date of any such default, all principal and interest then due hereunder shall thereafter accrue interest at the rate of twelve percent (12%) per annum. If default shall occur and be continuing and Holder proceeds to enforce or pursue any legal or equitable remedies, Maker agrees to pay all expenses incurred by Holder (including reasonable attorneys' fees) incident to the enforcement of this Note.

         This Note and the obligations hereunder may not be assigned or transferred to any person or party by Holder without the prior written consent of Maker, which may be withheld in the sole and absolute discretion of Maker. Maker may assign or transfer its rights and obligations to any person or party at any time; provided, that any successor party shall have all rights and obligations of Maker hereunder. The parties hereto, including Maker and any guarantors, endorsers, successors, and assigns hereby waive demand, presentment, protest and notice of protest, diligence, and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and Maker agrees that Holder may extend the terms for payment or accept partial payment without discharging or releasing Maker from any of its obligations hereunder. This Note and its validity, construction, and performance shall be governed in all respects by the laws of the state of Colorado.

         IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and dated the day and year first above written.

                                            ASPENBIO, INC.
                                            a Colorado corporation



                                            By:
                                               ---------------------------------
                                               Roger D. Hurst, President